EXECUTION VERSION

EXHIBIT 10.2

Amended and Restated
Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June _1_, 2020 (the “Restatement Date”), by and among Cadence Bancorporation, a Delaware corporation (the “Company”), Cadence Bank, N.A., a national banking association organized under the laws of the United States (the “Bank” and, together with the Company, “Cadence”), and Valerie C. Toalson (the “Executive”).

WHEREAS, Cadence and the Executive are parties to an Employment Agreement, dated as of February 1, 2015, amended as of November 30, 2016, and March 14, 2017 (the “Prior Agreement”);

WHEREAS, Cadence wishes to continue to employ the Executive in an executive capacity on the terms and conditions and for the consideration hereinafter set forth, and the Executive wishes to continue to be employed by Cadence on such terms and conditions and for such consideration; and

WHEREAS, Cadence and the Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and Cadence as follows:

1.Effective Date.  This Agreement shall be effective as of February 1, 2015 (the “Effective Date”).

2.Employment Period.  Unless terminated earlier pursuant to Section 5 of this Agreement, the term of this Agreement will commence on the Effective Date and end on the first anniversary of the Effective Date (the “Employment Period”); provided, however, that commencing on the first anniversary of the Effective Date, and on each subsequent anniversary of such date (such first anniversary and each annual anniversary thereafter, a “Renewal Date”), the Employment Period shall be automatically extended so as to terminate on the first anniversary of the applicable Renewal Date, unless at least 90 days prior to such Renewal Date, Cadence shall give notice to the Executive that the Employment Period shall not be so extended following such Renewal Date (a “Notice of Nonrenewal”), in which case the Employment Period shall terminate on the first anniversary of such Renewal Date.

3.Position and Duties.  During the Employment Period, the Executive shall (a) serve as Chief Financial Officer of the Company and Chief Financial Officer of the Bank, with such authority, power, duties, and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such position in a company of the size and nature of the Company, (b) report to the Chief Executive Officer of the Company, and (c) perform the Executive’s duties at Cadence’s primary office location in the Houston, Texas metropolitan area, subject to the Executive’s performance of duties at and travel to such other offices of the Company and its subsidiaries and controlled affiliates (the “Affiliated Entities”) and/or other locations as shall be necessary to fulfill the Executive’s duties.

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4.Compensation.  Subject to the terms of this Agreement, while the Executive is employed by Cadence during the Employment Period, Cadence shall compensate the Executive for the Executive’s services as follows:

(a)Base Salary.  The Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $450,000.  The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Company Board”) pursuant to its normal performance review policies for senior executives and may be increased but not decreased in the sole and absolute discretion of the Compensation Committee or the Company Board.  The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time.  Such Annual Base Salary shall be payable in accordance with Cadence’s payroll policies.

(b)Annual Incentive Payment.  With respect to each fiscal year or portion of a fiscal year of Cadence ending during the Employment Period, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”), with the actual amount of any such Incentive Payment to be determined by the Compensation Committee.  The Executive’s target Incentive Payment opportunity for each fiscal year ending during the Employment Period shall be 100% of the Annual Base Salary (the “Target Incentive Payment”).  Any earned Incentive Payment in respect of a fiscal year shall be paid to the Executive no later than the 15th calendar day of the third month following the close of such fiscal year, unless Cadence or the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)Equity Compensation.  During the Employment Period, the Executive shall be eligible to participate in any equity and/or other long-term compensation programs established by Cadence from time to time for senior executive officers at the discretion of the Compensation Committee.

(d)Employee Benefits, Fringe Benefits, and Perquisites.  During the Employment Period, the Executive shall be provided with employee benefits (including vacation), fringe benefits, and perquisites in accordance with Cadence’s established policies.

(e)Expense Reimbursement.  Subject to the requirements of Section 8(a)(ii) of this Agreement (relating to in-kind benefits and reimbursements), during the Employment Period, Cadence shall reimburse the Executive for all reasonable and substantiated expenses incurred by the Executive in the performance of the Executive’s duties in accordance with Cadence’s policies applicable to senior executives.

(f)Indemnification/Insurance.  The Company and the Bank shall defend, indemnify, and hold the Executive harmless to the full extent permitted by the general laws of the State of Delaware and the Company’s and the Bank’s organizational documents, and shall promptly advance all expenses, including attorneys’ fees, under procedures provided by, and to the full extent permitted by, such laws and the Company’s and the Bank’s organizational documents.  The Company also shall procure and maintain directors and officers liability insurance, which shall apply during all periods of the Executive’s employment and thereafter during the period in which the Executive may be subject to liability for acts and omissions to act in connection with such employment.

5.Termination of Employment.  The Executive’s employment may be terminated under the following circumstances:

(a)Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If Cadence determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 12(g) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with Cadence shall terminate effective on the 30th calendar day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30 calendar days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with Cadence on a full-time basis as a result of the Executive’s incapacity due to mental or physical illness, which incapacity prevents the Executive from substantially performing the Executive’s duties to Cadence for a period of 120 consecutive calendar days or 150 out of 180 consecutive calendar days, as determined by a physician selected by Cadence or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

(b)By Cadence with or without Cause.  Cadence may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)intentional misconduct;

(ii)fraud, embezzlement, or intentional theft from Cadence;

(iii)intentional, material, and wrongful damage to Cadence’s property;

(iv)intentional wrongful disclosure of material confidential information, trade secrets, or confidential business processes of Cadence;

(v)act leading to a conviction of (A) a felony or (B) a misdemeanor involving moral turpitude;

(vi)willful engagement in illegal conduct or gross misconduct, either of which is demonstrably and not insubstantially injurious to Cadence; or

(vii)continued refusal to follow lawful directions of the Executive’s supervisor (other than any such refusal resulting from incapacity due to physical or mental illness) after a written demand to follow such directions is delivered to the Executive by Cadence that specifically identifies the manner in which Cadence believes the Executive has refused to follow such directions.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “intentional” or “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Cadence.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Company Board or the Bank Board or upon the advice of counsel for Cadence shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of Cadence.

(c)By the Executive with or without Good Reason.  The Executive’s employment may be terminated by the Executive during the Employment Period either with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of the written consent of the Executive:

(i)a material and adverse change in the Executive’s position or a failure of Cadence to provide the Executive with the authorities, responsibilities, and reporting relationships consistent with the Executive’s position set forth in Section 3 of this Agreement;

(ii)a material failure of Cadence to provide any compensation and benefits when due pursuant to the terms of this Agreement;

(iii)a purported termination of the Executive by Cadence other than as provided under the terms and conditions of this Agreement;

(iv)a relocation of Cadence’s offices at which the Executive is principally employed to a location more than 50 miles from such location; provided, however, that any business travel required of the Executive in connection with the performance of the Executive’s duties to Cadence shall not constitute a relocation of Cadence’s offices at which the Executive is principally employed;

(v)a failure of Cadence to require a successor to assume this Agreement; or

(vi)Cadence providing a Notice of Nonrenewal to the Executive pursuant to Section 2.

In order to invoke a termination with Good Reason, the Executive shall provide written notice to Cadence of the existence of one or more of the events, conditions, or circumstances described in clauses (i) through (v) within 30 calendar days following the Executive’s knowledge of the initial existence of such events, conditions, or circumstances, specifying in reasonable detail the events, conditions, or circumstances constituting Good Reason, and Cadence shall have 30 calendar days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure.  In the event that Cadence fails to remedy the events, conditions, or circumstances constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 calendar days following the end of such Cure Period in order for such termination as a result of such events, conditions, or circumstances to constitute a termination with Good Reason within the meaning of this Agreement.

(d)Notice of Termination.  Any termination by Cadence with or without Cause or by the Executive with or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12(g) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be 30 calendar days after the giving of such notice or 30 calendar days after the end of the Cure Period, if applicable, in the case of a termination by the Executive without or with Good Reason, respectively).  The failure by the Executive or Cadence to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Cadence, respectively, hereunder or preclude the Executive or Cadence, respectively, from asserting such fact or circumstance in enforcing the Executive’s or Cadence’s rights hereunder.

(e)Date of Termination.  “Date of Termination” means: (i) if the Executive’s employment is terminated by Cadence other than for Cause or Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by the Executive for Good Reason, a date that is no later than 30 calendar days after the Cure Period, if applicable; (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the earlier of the date that is 30 calendar days following such notice or a date chosen by Cadence following its receipt of such notice to Cadence; (iv) if the Executive’s employment is terminated by Cadence for Cause, the date on which Cadence, after providing the Executive’s Cure Period, if applicable, notifies the Executive of such termination; or (v) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

6.Obligations of Cadence upon Termination.

(a)Good Reason; Other Than for Cause, Death, or Disability.  If, during the Employment Period, Cadence terminates the Executive’s employment without Cause and other than by reason of the Executive’s death or Disability, or the Executive resigns the Executive’s employment with Good Reason, Cadence shall, except as otherwise required by law or provided below, pay or provide to the Executive the following:

(i)(A) as soon as reasonably practicable following the Date of Termination, a lump sum cash payment consisting of any accrued Annual Base Salary and unused vacation accrued through the Date of Termination, to the extent such Annual Base Salary and vacation has not already been paid to the Executive (the “Accrued Obligations”); (B) as soon as reasonably practicable following the Date of Termination, a lump sum cash payment consisting of any annual Incentive Payment earned by the Executive and awarded by the Company Board or the Bank Board for a completed fiscal year but not then paid to the Executive, provided that (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder)

such payment shall be made no later than the 15th calendar day of the third month following the close of the fiscal year with respect to which such Incentive Payment is earned; (C) if such termination or resignation occurs other than as provided in clause (D) below, in the form of a cash payment payable in 24 equal monthly installments beginning on the date specified in Section 6(f) of this Agreement, the product of (I) two multiplied by the sum of (x) the Annual Base Salary as in effect immediately prior to the Date of Termination (disregarding any reduction, if any, constituting Good Reason) plus (y) the Target Incentive Payment for the year in which the Date of Termination occurs; and (D) if such termination or resignation occurs on or within 24 months following a Change in Control (as defined in the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan), a lump sum cash payment in an amount equal to (I) the product of (x) two multiplied by (y) the sum of (1) the Executive’s Annual Base Salary plus (2) the Target Incentive Payment for the year in which the termination occurs;

(ii)to the extent not theretofore paid or provided, Cadence shall, as soon as reasonably practicable following the Date of Termination, pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract, or agreement of Cadence and the Affiliated Entities through the Date of Termination, and shall pay such unreimbursed expenses incurred through the Date of Termination as are subject to reimbursement pursuant to Section 4(e) of this Agreement (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits and Expenses”);

(iii)for a 12-month period following the Date of Termination, a payment each month equal to the monthly cost of continued coverage for the Executive and, where applicable, the Executive’s spouse and dependents, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) paid by the Executive under the Company’s group health plan pursuant to Section 4980B of the Code, less the amount that the Executive would be required to contribute for such health coverage if the Executive were an active employee of the Company; provided that the Executive is eligible for and timely elects COBRA continuation coverage; and

(iv)for a 12-month period following the Date of Termination, Cadence shall purchase a term life insurance policy that provides the Executive with substantially the same life insurance benefit that the Executive would have received had the Executive remained employed by the Company during such 12-month period; provided that such policy can be purchased at standard rates.

(b)Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide:

(i)a lump sum cash payment in an amount equal to the sum of the Accrued Obligations and the Other Benefits and Expenses to the Executive or the Executive’s estate or beneficiary, as the case may be, as soon as reasonably practicable following the Date of Termination;

(ii)a prorated Target Incentive Payment for the fiscal year in which the Date of Termination occurs based upon the period of time during the fiscal year during which the Executive was employed by Cadence pursuant to this Agreement; provided that (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) such payment shall be made no later than the 15th calendar day of the third month following the close of the fiscal year with respect to which such Incentive Payment is earned;

(iii)in the case of the Executive’s Disability, for a 12-month period following the Date of Termination, a payment each month equal to the monthly cost of continued coverage for the Executive and, where applicable, the Executive’s spouse and dependents, under COBRA paid by the Executive under the Company’s group health plan pursuant to Section 4980B of the Code, less the amount that the Executive would be required to contribute for such health coverage if the Executive were an active employee of the Company; provided that the Executive is eligible for and timely elects COBRA continuation coverage; and

(iv)in the case of the Executive’s Disability, for a 12-month period following the Date of Termination, Cadence shall purchase a term life insurance policy that provides the Executive with substantially the same life insurance benefit that the Executive would have received had the Executive remained employed by the Company during such 12-month period; provided that such policy can be purchased at standard rates.

The term “Other Benefits and Expenses” as utilized in this Section 6(b) shall also include death or disability benefits under Company provided plans as in effect on the date of the Executive’s death with respect to senior executives of Cadence and their beneficiaries generally.

(c)Cause; Without Good Reason; Nonrenewal.  If the Executive’s employment shall be terminated by Cadence with Cause or by the Executive without Good Reason during the Employment Period, or if the Employment Period expires as a result of the delivery of a Notice of Nonrenewal by Cadence, this Agreement shall terminate without further obligations to the Executive, other than, if such termination occurs during the Employment Period, the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 6(a) of this Agreement) and (ii) the timely payment or provision of the Other Benefits and Expenses (paid as set forth in Section 6(a) of this Agreement).

(d)Effect of Termination on Equity Compensation.  Upon a termination of the Executive’s employment with the Company for any reason, any payments, benefits, or other rights of the Executive pursuant to applicable equity or other long-term incentive programs of Cadence shall be governed by the terms and conditions of the applicable program documents.

(e)Effect of Termination on Other Positions.  If, on the Date of Termination, the Executive is a member of the Company Board, the Bank Board, or the board of directors of any of Cadence’s subsidiaries or holds any other position with Cadence or its subsidiaries, the

Executive shall be deemed to have resigned from all such positions as of the date of the Executive’s termination of employment with Cadence.  The Executive agrees to execute such documents and take such other actions as Cadence may request to reflect such resignation.

(f)Amounts Subject to Release of Claims and Compliance with Restrictive Covenants.  The payments and benefits provided under this Section 6 (other than the Accrued Obligations and the Other Benefits and Expenses) are subject to the Executive’s: (i) execution, delivery to Cadence, and non-revocation within 60 calendar days of the Date of Termination of a release of claims in favor of Cadence, its Affiliated Entities, and any officers, directors, and members of Cadence and/or its Affiliated Entities substantially in the form used by Cadence in connection with executive employment terminations (and not imposing any post-employment restrictive covenant other than to reaffirm any such restrictive covenant applicable under this Agreement) (the “General Release”); and (ii) compliance with the provisions of Sections 10(b), 10(c), and 10(d) of this Agreement during the Employment Period and after the Date of Termination.  In the event the Executive breaches the terms of Section 10(b), 10(c), or 10(d) of this Agreement, all payments and benefits provided under this Section 6 (other than the Accrued Obligations and the Other Benefits and Expenses) shall, to the extent paid, be subject to a right of reclamation by Cadence or, to the extent unpaid, forfeiture by the Executive.  The Executive shall deliver a properly executed copy of the General Release within the particular time period specified therein, and the payments and benefits provided under this Section 6 (other than the Accrued Obligations and the Other Benefits and Expenses) shall begin on the 60th calendar day following the Date of Termination or such later date as is provided under this Agreement, provided that the Executive has executed and submitted such General Release and the statutory period during which the Executive is entitled to revoke such release of claims has expired on or before such 60th calendar day.

(g)Full Settlement.  The payments and benefits provided under this Section 6 of this Agreement (including, without limitation, the Other Benefits and Expenses) shall be in full satisfaction of Cadence’s obligations to the Executive upon the Executive’s termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6.

7.No Mitigation; No Offset.  Cadence’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Cadence may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

8.Section 409A; FDIC; Forfeiture.

(a)Section 409A.

(i)General.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code.  Without limiting the generality of the foregoing, provisions herein with respect to the timing of payments shall be construed and interpreted in a manner consistent with such intent, and notwithstanding anything herein to the contrary, any amount due under Section 6(a)(i)(D) in respect of a Change in Control that is not an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder (and that is not in excess of the amount of severance provided for in Section 6(a)(i)(C)) shall, to the extent necessary to comply with Section 409A of the Code, not be paid in a lump sum and shall instead be paid on the schedule contemplated by Section 6(a)(i)(C).  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), Cadence may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of  taxes and penalties on the Executive pursuant to Section 409A of the Code (to the extent economically more advantageous to the Executive than the imposition of any taxes and penalties).

(ii)In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(iii)Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by Cadence as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”).  The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs.  If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive’s death.

(b)FDIC.  Cadence and the Executive mutually acknowledge that the terms of this Agreement shall be subject to and limited by any requirements or limitations that may apply under any applicable law, including any rules or regulations promulgated by the FDIC (“FDIC Guidance”).  Accordingly, the Executive hereby (A) acknowledges and understands that any compensation payable to him under any benefit plan of Cadence or the Affiliated Entities, including without limitation under this Agreement, may be subject to and limited by such FDIC Guidance, (B) consents to any future modifications and limitations with respect to and under such benefit plans to the extent necessary to ensure compliance with FDIC Guidance, (C) agrees that any plan, program, policy, agreement, or arrangement of Cadence and the Affiliated Entities and this Agreement shall be treated as a benefit plan for purposes of such limitations, (D) voluntarily waives any claim against Cadence for any changes to the Executive’s compensation or benefits that are required to comply with the FDIC Guidance as in effect from time to time, (E) agrees that such waiver and consent shall constitute a part of and be integrated with this Agreement, (F) agrees to execute, acknowledge, and deliver such documents or instruments and take such other actions as may be reasonably necessary to effectuate the foregoing, and (G) agrees that in no event shall the Executive have the right to claim a breach of this Agreement or the terms of any benefit plan, if such claim is due to or arises from Cadence’s compliance or alleged failure to comply with applicable law, including without limitation FDIC Guidance.

(c)Forfeiture.  Notwithstanding any other provisions of this Agreement and in addition to and not in contravention of the clawback provision applicable to the Executive under applicable law:

(i)If, as a result of the Executive’s misconduct, Cadence is required to prepare an accounting restatement due to material noncompliance of Cadence  with any financial reporting requirement under the federal securities laws, the Executive shall reimburse Cadence for (A) all amounts received under any incentive compensation plans from Cadence that are in excess of the amounts the Executive would have been entitled to had the initial such financial document been issued or filed consistent with such accounting restatement, and (B) any gains realized from the sale of securities of Cadence during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, unless the application of this provision has been exempted by the Securities and Exchange Commission; and

(ii)If the Executive is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the Securities and Exchange Commission or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized in respect of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

9.Limitation on Payments under Certain Circumstances.

(a)Limitation on Payments.  Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments (as defined below) meets the definition of Reduced Amount (as defined below).  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b)Determination of Reduced Amount.  If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, Cadence shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in the Executive’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Parachute Value (as defined below) of the aggregate Agreement Payments equals the Reduced Amount); provided that Cadence shall reduce the Agreement Payments in the following order: (i) by reducing benefits payable pursuant to Section 6(a)(i)(C) or Section 6(a)(i)(D) of this Agreement, as applicable, then (ii) by reducing amounts payable pursuant to Section 6(a)(iii) of this Agreement, and then (iii) by reducing amounts payable pursuant to Section 6(a)(ii) of this Agreement.  All determinations made by the Accounting Firm under this Section 9 shall be binding upon Cadence and the Executive and shall be made no later than five days prior to the occurrence of the applicable change in control.  In connection with making determinations under this Section 9, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the applicable change in control, including any noncompetition provisions that may apply to the Executive, and Cadence shall cooperate in the valuation of any such services, including any noncompetition provisions.

(c)Overpayments; Underpayments.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Cadence to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by Cadence to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either Cadence or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Cadence to or for the benefit of the Executive shall be repaid by the Executive to Cadence together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Cadence to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9 shall be borne by Cadence.

(d)Certain Definitions.  The following terms shall have the following meanings for purposes of this Section 9:

(i)“Accounting Firm” shall mean Cadence’s independent auditor as of immediately prior to the applicable change in control;

(ii)“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 9);

(iii)“Net After-Tax Receipt” shall mean the Parachute Value of a Payment, net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(iv)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment;

(v)A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; and

(vi)“Reduced Amount” shall mean the amount of Agreement Payments that (A) has a Parachute Value that is less than the Parachute Value of all Agreement Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Parachute Value of Agreement Payments were any other amount that is less than the Parachute Value of all Agreement Payments.

10.Restrictive Covenants.

(a)Return of Company Property.  Upon the Executive’s termination of employment for any reason, the Executive shall promptly return to Cadence any keys, credit cards, passes, confidential documents or material, or other property belonging to Cadence, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes, electronic contact lists, and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of Cadence or the Affiliated Entities or containing any trade secrets relating to Cadence or the Affiliated Entities, except any personal diaries, calendars, rolodexes, or personal notes or correspondence.  For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act.  The Executive agrees to represent in writing to Cadence upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b)Mutual Nondisparagement.  The Executive, the Company, and the Bank each agree that, following the Executive’s termination of employment for any reason, none of the Executive, the Company, or the Bank shall, directly or indirectly, make any public statements that materially disparages (i) Cadence or the Affiliated Entities or any of their respective directors, officers, or employees, in the case of the Executive, or (ii) the Executive, in the case of the Company or the Bank.  Neither the Company nor the Bank shall be liable for any breach of its obligations under this Section 10(b) if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant under this Section 10(b) and takes reasonable measures to ensure that such individuals honor the Company’s or the Bank’s, as applicable, agreement under this Section 10(b).  Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit the Executive from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.

(c)Confidential Information.  The Executive agrees that, during the Executive’s employment with Cadence and at all times thereafter, the Executive shall hold for the benefit of Cadence all secret or confidential information, knowledge, or data relating to Cadence or any of the Affiliated Entities, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by Cadence or during the Executive’s consultation with Cadence after the Executive’s termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except in the good-faith performance of the Executive’s duties for Cadence, the Executive shall not, without the prior written consent of Cadence or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than Cadence and those designated by it.  In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

(d)Nonsolicitation.  The Executive agrees that, while the Executive is employed by Cadence and during the 12-month period following the Executive’s termination of employment with Cadence for any reason, the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six month period prior to the Date of Termination), employed by Cadence or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than Cadence or the Affiliated Entities, (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer, or (iii) induce or attempt to induce any current customer, investor, supplier, licensee, or other business relation of Cadence or any of the Affiliated Entities to cease doing business with Cadence or such Affiliated Entity, or in any way interfere with the relationship between any such customer, investor, supplier, licensee, or business relation, on the one hand, and Cadence or any Affiliated Entity, on the other hand.

(e)Equitable Remedies.  The Executive acknowledges that Cadence would be irreparably injured by a violation of Section 10(b), 10(c), or 10(d) of this Agreement, and the Executive agrees that Cadence, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), 10(c), or 10(d) of this Agreement.  If a bond is required to be posted in order for Cadence to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)Severability; Blue Pencil.  The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with the Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration, and in all other respects.  If it is determined that any provision of this Section 10 is invalid or unenforceable, the remainder of the provisions of this Section 10 shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 10 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

11.Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of Cadence shall not be assignable by the Executive.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon Cadence and its successors and assigns.

(b)Cadence will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Cadence to assume expressly and agree to satisfy all of the obligations under this

Agreement in the same manner and to the same extent that Cadence would be required to satisfy such obligations if no such succession had taken place.  As used in this Agreement, “Cadence” shall mean Cadence as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.Miscellaneous.

(a)Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)Withholding.  Cadence may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)Applicable Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Texas, without regard to the conflict of law provisions of any state.

(d)Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and Cadence shall be submitted to arbitration in Texas in accordance with Texas law and the procedures of the American Arbitration Association.  The determination of the arbitrator shall be conclusive and binding on Cadence and the Executive and judgment may be entered on the arbitrator’s awards in any court having competent jurisdiction.  In the event any controversy or claim under this Agreement arises, to the full extent permitted by law, Cadence shall pay all reasonable and documented attorneys’ fees and other reasonable and documented litigation/arbitration costs and expenses incurred by the Executive in connection with such claim or controversy; provided that the Executive prevails on at least one material issue in such proceeding; and provided, further, that in no event shall Cadence be obligated to pay more than $100,000 in the aggregate for all such fees, costs, and expenses.

(e)Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

(g)Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to Cadence:

Cadence Bancorporation
2800 Post Oak Boulevard, Suite 3800
Houston, Texas 77056
Attention:Director of Human Resources

or to the Executive:

At the address last on the records of Cadence.

Such notices, demands, claims, and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery or, in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(h)Survivorship.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(i)Entire Agreement.  From and after the date hereof, this Agreement shall supersede any other agreement or understanding between the parties with respect to the subject matter hereof (including, without limitation, the Prior Agreement).  The obligations under this Agreement are enforceable solely against Cadence and its Affiliated Entities, and in no event shall this Agreement be enforceable against any shareholder of, or investor in, Cadence.

(j)Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original but all of which taken together constitute one and the same agreement.

(k)Representations by the Executive.  The Executive hereby warrants that the Executive has the full authority to execute and enter into this Agreement and that the Executive’s execution of this Agreement and commencement of employment with Cadence shall not contravene any obligations the Executive may have to any prior employer.  The Executive represents and warrants that the Executive has disclosed to Cadence all provisions in any agreements with the Executive’s current employer that purport to restrict the Executive’s activities following employment with such employer and that the Executive is subject to no agreement or restriction that would limit the Executive’s ability to execute and deliver this Agreement or serve in the capacities and fully perform the services contemplated herein.

[Signature Page Follows]

IN WITNESS THEREOF, the Executive has hereunto set his hand, and each of the Company and the Bank has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

CADENCE BANCORPORATION

By: Jerry W. Powell
      Name: Jerry W. Powell
      Title: EVP, Corporate Secretary

CADENCE BANK, N.A.

By: Jerry W. Powell
      Name: Jerry W. Powell
      Title: EVP, Corporate Secretary

EXECUTIVE

Valerie C. Toalson
Valerie C. Toalson

[Signature Page to Toalson Amended and Restated Employment Agreement]